EXHIBIT 99.1

NEWS RELEASE
Cleveland-Cliffs Inc. Reports Second-Quarter 2018 Results
•Earnings per share from continuing operations increases 171 percent to $0.76 per share
•U.S. Iron Ore realized revenue rate increases 16 percent to $113 per long ton
•Full-year U.S. Iron Ore pellet sales volume expectation increases to 21 million long tons

CLEVELAND—July 20, 2018—Cleveland-Cliffs Inc. (NYSE: CLF) today reported second-quarter results for the period ended June 30, 2018.
The Company reported consolidated revenues of $714 million, compared to the prior year's second-quarter revenues of $471 million. Cost of goods sold was $430 million compared to $327 million reported in the second quarter of 2017.
The Company recorded income from continuing operations of $229 million in the second quarter, or $0.76 per diluted share, compared to $84 million, or $0.28 per diluted share, in the second quarter of 2017. Net income for the quarter was $165 million, which included a $64 million, or $0.21 per diluted share, loss from discontinued operations, primarily associated with the Company's Asia Pacific Iron Ore assets. This compares to net income of $30 million in the second quarter of 2017. For the six months ended June 30, 2018, net income was $81 million, compared to $0.3 million during the same period in 2017.
For the second quarter of 2018, the Company reported adjusted EBITDA1 of $276 million, a 103 percent increase from the prior-year's second quarter adjusted EBITDA1 of $136 million.

	(In Millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Adjusted EBITDA[1]
U.S. Iron Ore	$301.3	$161.5	$378.4	$225.6
Corporate/Other	(25.6)	(26.0)	(50.4)	(50.5)
Total Adjusted EBITDA[1]	$275.7	$135.5	$328.0	$175.1
Lourenco Goncalves, Cleveland-Cliffs' Chairman, President and Chief Executive Officer, said, “Our second quarter is a definitive statement about the new Cliffs and our earnings power. After almost four years of consistent execution of a well-designed and thoroughly implemented strategy, our company has become a very powerful cash-generating enterprise.  With the announced sale of the Asia Pacific Iron Ore segment, we have now completed our multi-year transformation back to our roots as a supplier of high-grade iron units to the Great Lakes steel industry. This transformation has enabled us to take full advantage of our unique position within the Great Lakes steel market and, with that, the following quarters should be a continuation of this strong second quarter, with the added positive contribution of the usual favorable seasonality of warmer weather during the entire second half of the year. As a consequence, we expect to generate in 2018 a level of free cash flow that we have not seen in years." Mr. Goncalves added, “Going forward, we expect 2019 to be a continuation of a great 2018, based on the renewed strength of American manufacturing, the multi-year positive impact of the tax reform implemented in 2018 in the United States, and our strong position as the supplier of iron ore pellets within the Great Lakes region.” Mr. Goncalves concluded, "Our strategy is not only to protect our strong market position in the Great Lakes, but to grow and evolve with the continuously changing steel industry by supplying high-performance ore-based metallics to Electric Arc Furnaces, starting in 2020. This evolution should further improve our already tremendous profitability in the coming years."
U.S. Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Volumes - In Thousands of Long Tons
Sales volume	5,968	4,310	7,579	7,428
Production volume	5,512	4,691	10,012	8,968
Sales Margin - In Millions
Revenues from product sales and services	$714.3	$471.3	$894.3	$757.5
Cost of goods sold and operating expenses	429.8	326.6	548.3	563.8
Sales margin	$284.5	$144.7	$346.0	$193.7
Sales Margin - Per Long Ton
Revenues from product sales and services*	$112.60	$96.75	$110.99	$89.43

Cash cost of goods sold and operating expense rate[2]	62.32	59.30	61.20	58.90
Depreciation, depletion and amortization	2.61	3.87	4.14	4.46
Cost of goods sold and operating expenses*	64.93	63.17	65.34	63.36
Sales margin	$47.67	$33.58	$45.65	$26.07

*Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues and expenses also exclude venture partner cost reimbursements, where applicable.

U.S. Iron Ore pellet sales volume in the second quarter of 2018 was 6.0 million long tons. The 38 percent increase from the second-quarter 2017 volume of 4.3 million long tons was driven by increased customer demand and the impact of the previously disclosed adoption of the new revenue recognition accounting standard.
Realized revenues per ton of $112.60 increased 16 percent from the prior-year period, primarily as a result of increased steel pricing and pellet premiums, which are magnified by favorable contract structures.

Cash cost of goods sold and operating expense rate2 in U.S. Iron Ore was $62.32 per long ton, compared to $59.30 per long ton in the prior year's second quarter. The increase was driven by higher costs related to product mix, energy rates, repairs, and royalties, as well as higher employee-related expenses.
Other Income Statement Items
During June 2018, Cliffs completed a sale of the mobile equipment in Australia to a third party and entered into a definitive agreement to sell substantially all of the remaining assets of the Asia Pacific Iron Ore business to Mineral Resources Limited. The sale to Mineral Resources Limited has not been completed due to the pendency of certain closing conditions. As a result, for the period ended June 30, 2018 management determined that the Asia Pacific Iron Ore operating segment met the criteria to be classified as held for sale and a discontinued operation under ASC 205, Presentation of Financial Statements. As such, all current and historical Asia Pacific Iron Ore operating segment results are classified within discontinued operations.
Miscellaneous-net expense of $4 million included, among other items, $5 million in charges related to the indefinite idle at Empire mine.
Outlook

2018 Outlook Summary
Per Long Ton Information	U.S. Iron Ore
Revenues from product sales and services (A)	$105 - $110

Cost of goods sold and operating expense rate	$68 - $73
Less:
Freight expense rate (B)	$7
Depreciation, depletion & amortization rate	$3
Cash cost of goods sold and operating expense rate[2]	$58 - $63

Sales volume (million long tons)	21.0
Production volume (million long tons)	20.0
(A) This expectation is based on the assumption that iron ore prices, steel prices, and pellet premiums will average for the remainder of 2018 their respective year-to-date averages.
(B) Freight has an offsetting amount in revenue and has no impact on sales margin.

U.S. Iron Ore Outlook (Long Tons)
Based on the assumption that iron ore prices, steel prices, and pellet premiums will average for the remainder of 2018 their respective year-to-date averages, Cliffs would realize USIO revenue rates in the range of $105 to $110 per long ton. This represents an increase from the prior calculation based on the increase in hot-rolled coil steel prices, partially offset by lower iron ore prices.

As a result of strong market demand for pellets in the Great Lakes, Cliffs has increased its full-year sales volume expectation by 500,000 long tons to 21 million long tons. Its production volume expectation of 20 million long tons is being maintained.

Cliffs' full-year 2018 U.S. Iron Ore cash cost of goods sold and operating expense2 expectation is being maintained at $58 - $63 per long ton.

SG&A Expenses and Other Expectations
Cliffs' full-year 2018 SG&A expense expectation of $115 million is being maintained. Cliffs also notes that of the $115 million expectation, approximately $20 million is considered non-cash.

The Company's full-year 2018 net interest expense expectation is being lowered by $10 million to $120 million, as income on short-term instruments has increased in the current rate environment.

Full-year 2018 depreciation, depletion and amortization associated with U.S. Iron Ore and Corporate/Other is expected to be approximately $80 million.

Capital Expenditures
Cliffs provided the following updates to its 2018 capital expenditures budget:

•	the Toledo HBI Project spend expectation was reduced by $25 million to $200 million due to further development and refined timing of the project spending plan;

•	the sustaining capital expectation was reduced by $10 million to $75 million; and

•	the Northshore Mine upgrade spend expectation of $50 million is being maintained.

Conference Call Information
Cleveland-Cliffs Inc. will host a conference call this morning, July 20, 2018, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com
About Cleveland-Cliffs Inc.
Founded in 1847, Cleveland-Cliffs Inc. is the largest and oldest independent iron ore mining company in the United States. We are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. By 2020, Cliffs expects to be the sole producer of hot briquetted iron (HBI) in the Great Lakes region with the development of its first production plant in Toledo, Ohio. Driven by the core values of safety, social, environmental and capital stewardship, our employees endeavor to provide all stakeholders with operating and financial transparency. For more information, visit http://www.clevelandcliffs.com.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Cliffs’ operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this release, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Uncertainties and risk factors that could affect Cliffs’ future performance and cause results to differ from the forward-looking statements in this release include, but are not limited to: uncertainty and weaknesses in global economic conditions, including downward pressure on prices caused by oversupply or imported products, reduced market demand and risks related to U.S. government actions with respect to Section 232 of the Trade Expansion Act (as amended by the Trade Act of 1974), the North American Free Trade Agreement and/or other trade agreements, treaties or policies; continued volatility of iron ore and steel prices and other trends, including the supply approach of the major iron ore producers, affecting our financial condition, results of operations or future prospects, specifically the impact of price-adjustment factors on our sales contracts; our ability to cost-effectively achieve planned production rates or levels, including at our HBI production plant; our ability to successfully identify and consummate any strategic investments or development projects, including our HBI production plant; the impact of our customers reducing their steel production due to increased market share of steel produced using other methods or lighter-weight steel alternatives; risks related to former international operations, including our ability to successfully conclude the CCAA process in Canada and to close our Asia Pacific business in a manner that minimizes cash outflows and associated liabilities, including, among other things, our ability to successfully complete the sale of the assets of our Asia Pacific Iron Ore business and our ability to reach negotiated settlements with other third parties in Australia;  our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele; our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; our ability to maintain appropriate relations with unions and employees; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; our ability to reach agreement with our customers regarding any modifications to sales contract provisions, renewals or new arrangements; our actual levels of capital spending; our level of indebtedness could limit cash flow available to fund working capital, capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business; availability of capital and our ability to maintain adequate liquidity; changes in sales volume or mix; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets, as well as any resulting impairment charges; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; and the potential existence of significant deficiencies or material weakness in our internal control over financial reporting.
For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2017. You are urged to carefully consider these risk factors.
SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:	INVESTOR CONTACT:
Patricia Persico Director, Corporate Communications (216) 694-5316	Paul Finan Director, Investor Relations (216) 694-6544
FINANCIAL TABLES FOLLOW
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CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$672.0	$417.0	$841.2	$664.3
Freight and venture partners' cost reimbursements	42.3	54.3	53.1	93.2
	714.3	471.3	894.3	757.5
COST OF GOODS SOLD AND OPERATING EXPENSES	(429.8)	(326.6)	(548.3)	(563.8)
SALES MARGIN	284.5	144.7	346.0	193.7
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(26.2)	(26.6)	(51.3)	(51.7)
Miscellaneous – net	(4.1)	(2.9)	(10.2)	6.6
	(30.3)	(29.5)	(61.5)	(45.1)
OPERATING INCOME	254.2	115.2	284.5	148.6
OTHER INCOME (EXPENSE)
Interest expense, net	(31.2)	(30.1)	(63.6)	(71.5)
Gain (loss) on extinguishment of debt	0.2	(4.9)	0.2	(76.8)
Other non-operating income	4.4	2.5	8.8	5.0
	(26.6)	(32.5)	(54.6)	(143.3)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	227.6	82.7	229.9	5.3
INCOME TAX BENEFIT (EXPENSE)	1.8	1.1	(13.9)	—
INCOME FROM CONTINUING OPERATIONS	229.4	83.8	216.0	5.3
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(64.3)	(53.7)	(135.2)	(5.0)
NET INCOME	165.1	30.1	80.8	0.3
LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	1.7	—	3.4
NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$165.1	$31.8	$80.8	$3.7
INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS – BASIC
Continuing operations	$0.77	$0.28	$0.73	$0.03
Discontinued operations	(0.22)	(0.18)	(0.46)	(0.01)
	$0.55	$0.10	$0.27	$0.02
INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS – DILUTED
Continuing operations	$0.76	$0.28	$0.72	$0.03
Discontinued operations	(0.21)	(0.18)	(0.45)	(0.02)
	$0.55	$0.10	$0.27	$0.01
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	297,618	296,070	297,442	280,617
Diluted	301,275	300,711	301,143	285,247

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	June 30, 2018	December 31, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$802.5	$978.3
Accounts receivable, net	152.6	106.7
Inventories	256.4	138.4
Supplies and other inventories	88.6	88.8
Derivative assets	174.7	37.9
Current assets of discontinued operations	45.3	118.5
Loans to and accounts receivable from the Canadian Entities	—	51.6
Other current assets	26.8	24.4
TOTAL CURRENT ASSETS	1,546.9	1,544.6
PROPERTY, PLANT AND EQUIPMENT, NET	1,081.3	1,033.8
OTHER ASSETS
Deposits for property, plant and equipment	85.7	17.8
Income tax receivable	219.9	235.3
Non-current assets of discontinued operations	—	20.3
Other non-current assets	117.7	101.6
TOTAL OTHER ASSETS	423.3	375.0
TOTAL ASSETS	$3,051.5	$2,953.4
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$119.0	$99.5
Accrued expenses	85.1	79.1
Accrued interest	43.1	31.4
Contingent claims	—	55.6
Partnership distribution payable	44.2	44.2
Current liabilities of discontinued operations	117.3	75.0
Other current liabilities	66.2	67.4
TOTAL CURRENT LIABILITIES	474.9	452.2
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES	245.0	257.7
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	172.3	167.7
LONG-TERM DEBT	2,297.0	2,304.2
NON-CURRENT LIABILITIES OF DISCONTINUED OPERATIONS	10.3	52.2
OTHER LIABILITIES	158.3	163.5
TOTAL LIABILITIES	3,357.8	3,397.5
EQUITY
CLIFFS SHAREHOLDERS' DEFICIT	(306.3)	(444.3)
NONCONTROLLING INTEREST	—	0.2
TOTAL DEFICIT	(306.3)	(444.1)
TOTAL LIABILITIES AND DEFICIT	$3,051.5	$2,953.4

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Six Months Ended June 30,
	2018	2017
OPERATING ACTIVITIES
Net income	$80.8	$0.3
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	49.4	44.8
Loss (gain) on extinguishment of debt	(0.2)	76.8
Loss on deconsolidation	—	48.6
Gain on derivatives	(123.5)	(19.1)
Other	12.6	10.8
Changes in operating assets and liabilities:
Receivables and other assets	61.8	68.3
Inventories	(125.6)	(106.6)
Payables, accrued expenses and other liabilities	(4.6)	(56.1)
Net cash provided (used) by operating activities	(49.3)	67.8
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(42.1)	(44.3)
Deposits for property, plant and equipment	(72.3)	(5.1)
Proceeds on sales of assets	14.6	1.1
Net cash used by investing activities	(99.8)	(48.3)
FINANCING ACTIVITIES
Proceeds from issuance of debt	—	500.0
Debt issuance costs	(1.5)	(8.5)
Net proceeds from issuance of common shares	—	661.3
Repurchase of debt	(15.3)	(1,154.0)
Distributions of partnership equity	—	(8.7)
Other financing activities	(8.9)	(13.9)
Net cash used by financing activities	(25.7)	(23.8)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1.0)	2.4
DECREASE IN CASH AND CASH EQUIVALENTS, INCLUDING CASH CLASSIFIED WITHIN CURRENT ASSETS OF DISCONTINUED OPERATIONS	(175.8)	(1.9)
LESS: INCREASE IN CASH AND CASH EQUIVALENTS CLASSIFIED WITHIN CURRENT ASSETS OF DISCONTINUED OPERATIONS	—	40.5
NET DECREASE IN CASH AND CASH EQUIVALENTS	(175.8)	(42.4)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	978.3	312.8
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$802.5	$270.4

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and adjusted EBITDA on a consolidated basis. EBITDA and Adjusted EBITDA are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net Income	$165.1	$30.1	$80.8	$0.3
Less:
Interest expense, net	(32.3)	(31.4)	(65.8)	(74.2)
Income tax benefit (expense)	1.8	(2.6)	(13.9)	(0.8)
Depreciation, depletion and amortization	(25.5)	(21.6)	(49.4)	(44.8)
EBITDA	$221.1	$85.7	$209.9	$120.1
Less:
Impact of discontinued operations	$(54.7)	$(45.4)	$(117.8)	$6.5
Foreign exchange remeasurement	(0.1)	0.5	(0.5)	15.3
Gain (loss) on extinguishment of debt	0.2	(4.9)	0.2	(76.8)
Adjusted EBITDA	$275.7	$135.5	$328.0	$175.1

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION EXPLANATIONS
The Company presents cash cost of goods sold and operating expense rate per long/metric ton, which is a non-GAAP financial measure that management uses in evaluating operating performance. Cliffs believes the presentation of non-GAAP cash cost of goods sold and operating expenses is useful to investors because it excludes depreciation, depletion and amortization, which are non-cash, and freight and venture partners' cost reimbursements, which have no impact on sales margin, thus providing a more accurate view of the cash outflows related to the sale of iron ore. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies.

	(In Millions)
	U.S. Iron Ore
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Cost of goods sold and operating expenses	$429.8	$326.6	$548.3	$563.8
Less:
Freight and reimbursements	42.3	54.3	53.1	93.2
Depreciation, depletion & amortization	15.6	16.7	31.4	33.1
Cash cost of goods sold and operating expenses	$371.9	$255.6	$463.8	$437.5